Exhibit 99.1

LANTRONIX ANNOUNCES PLANNED RETIREMENT OF
CHIEF FINANCIAL OFFICER JIM KERRIGAN

IRVINE, Calif., August 15, 2006 -- Lantronix, Inc. (NasdaqSC:LTRX), a leader in device networking and data center management technologies, today announced the planned retirement of Chief Financial Officer Jim Kerrigan before calendar year end 2006. The Company is currently conducting an extensive executive search, and following his retirement, Mr. Kerrigan will continue to assist the Company in an advisory role to ensure a smooth transition.

President and Chief Executive Officer Marc Nussbaum commented, “I would like to take this opportunity to extend my utmost appreciation to Jim for his contributions over the past four and one-half years. He has been instrumental in executing on the Company’s turnaround strategies and in developing and improving our systems and internal controls. We wish Jim and his family all the best in his retirement.

“In planning for his retirement, Jim has prepared us with ample time to recruit a seasoned and highly qualified candidate to assume his role, and we are confident that we will conclude our search within the next several months. Jim will remain in his current role to ensure a smooth earnings reporting season as we prepare to report our fourth quarter and fiscal year-end 2006 financial results.”

“I have enjoyed my tenure at Lantronix and am extremely proud of the progress that the Company has made over the past several years,” stated Jim Kerrigan. “I retire with the confidence that the Company’s strong market position, clear strategic direction and management expertise will continue to lead to more successes in the years to come.”

About Lantronix

Lantronix, Inc. (NasdaqSC:LTRX) provides technology solutions that deliver Net Intelligence(tm), helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

This news release contains forward-looking statements, including statements regarding the search for and transition to a new Chief Financial Officer and continued success of Lantronix in the years to come. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements, including but not limited to: the Company’s ability to identify suitable candidates for the positions and to hire such candidates in a timely manner. For a more detailed discussion of these and other risks and uncertainties, see the company's recent SEC filings, including its Form 10-Q for the fiscal quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Jim Kerrigan
CFO
Lantronix
Tel: 949-453-3990

Brandi Piacente
Investor Relations
The Piacente Group
212-481-2050
brandi@tpg-ir.com